WARRANTECH CORPORATION AND SUBSIDIARIES
                                  EXHIBIT 11
                STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                                  (UNAUDITED)

                                               For the Years Ended March 31,

                                              1995                    1994               1993
EARNINGS:
Net Income                              $ 2,895,788            $    703,591         $ 1,061,471
                                        ===========            ============         ===========
Weighted average shares outstanding
   Primary (A):

Common shares                            12,951,514              12,895,905          12,821,171

Assumed exercise of stock options           725,730                 779,175              50,547
Assumed conversion of preferred
    stock                                 1,910,900                 894,399              -
                                        ___________           _____________         ___________
                                         15,588,144              14,569,479          12,871,718
                                        ===========           =============         ===========

Fully diluted (B)
Common shares                            12,951,514             12,895,905

Assumed exercise of stock options         1,993,893              1,916,401
Assumed conversion of preferred
    stock                                 1,948,944              1,935,769
                                        ___________           ____________
                                         16,894,351             16,748,075
                                        ===========           ============
EARNINGS PER COMMON SHARE:
Primary (A):

  Net income                                $0.19                 $0.05           $0.08
                                            =====                 =====           =====
Fully diluted (B):

  Net Income                                $0.17                 $0.04
                                            =====                 =====

(A) The treasury method was used in the calculation of primary earnings per share for all periods presented.

(B) The modified treasury method was used in the calculation of fully diluted earnings per share for the year ended March 31, 1995 and 1994.